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                                                                     Exhibit 5.1

                                August 25, 1998



Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho  83707-0006

        Attn.:  The Board of Directors

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 filed by Micron Technology, Inc. ("Micron") with the Securities and Exchange Commission on July 27, 1998 (Registration No. 333-60129) and Amendment No. 1 thereto to be filed on or about August 27, 1998 (as so amended, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 3,747,636 shares of Micron's $0.10 par value common stock (the "Securities") to be issued pursuant to the terms of an Agreement and Plan of Reorganization dated as of June 22, 1998 (the "Agreement") between Micron and Rendition, Inc.

     As counsel to Micron in connection with this transaction, we have examined such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion. Based on these examinations, it is our opinion that the Securities, when issued as contemplated by the Agreement and the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name as it appears in the Registration Statement, including the Proxy Statement/Prospectus constituting a part thereof. This opinion is furnished to Micron in connection with the registration of the Securities, is solely for the benefit of Micron and may not be relied upon by, nor copies delivered to, any other person without our prior written consent.

                           Very truly yours,

                           /s/ Holland & Hart LLP